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                            ASSET PURCHASE AGREEMENT

                                  by and among

                             S.A. ANCIENNE FABRIQUE
                             GEORGES PIAGET ET CIE.,

                          PIAGET (INTERNATIONAL) S.A.,

                             VLG NORTH AMERICA INC.,

                               MOVADO GROUP, INC.,

                          MOVADO GROUP OF CANADA, LTD.,

                                 NAW CORPORATION

                                       and

                                N.A. TRADING S.A.


                            Dated: December 22, 1998

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                                TABLE OF CONTENTS


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                                                                    ----

1.    Definitions......................................................1
      1.1   Certain Defined Terms......................................1
      1.2   Other Definitions..........................................3

2.    Closing Transactions.............................................5
      2.1   Sale and Purchase of Assets; Assumption of Liabilities.....5
      2.2   Termination of Movado's Guarantor Obligations..............7
      2.3   Payments...................................................7

3.    Pre-Closing Procedures...........................................8
      3.1   Settlement of Accounts.....................................8
      3.2   Physical Inventory.........................................9
      3.3   Confirmation of Accounts Receivables.......................9

4.    Closing Adjustments.............................................10
      4.1   ..........................................................10
            (a)  Preliminary Draft Closing Statement..................10
            (b)  Methodology..........................................10
            (c)  Draft Closing Statement..............................10
            (d)  GAAP.................................................11
            (e)  Post-Closing Finalization of Draft Closing Statement.12
            (f)  Retained Accounts Receivable.........................14
      4.2   Post-Closing Settlement...................................14

5.    Representations and Warranties of the Sellers...................15
      5.1   Due Incorporation and Qualification.......................15
      5.2   Authority to Execute and Perform Agreements...............15
      5.3   Lease Agreement and Assumed Contracts.....................15
      5.4   Accounts Receivable.......................................16
      5.5   Rights; Properties; Assets................................16
      5.6   Statement of Accounts Receivable and Fixed Assets.........17
      5.7   Legal Proceedings.........................................17
      5.8   Inventory.................................................17
      5.9   Undisclosed Liabilities...................................17
      5.10  Absence of Certain Changes or Events......................17
      5.11  No Broker.................................................18
      5.12  Representations and Warranties on Closing Date............18

6.    Representations and Warranties of Buyer, PISA and SAAF..........18
      6.1   Due Incorporation.........................................18
      6.2   Corporate Power...........................................18
      6.3   No Broker.................................................19
      6.4   Representations and Warranties on Closing Date............19

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7.    Covenants and Agreements........................................19
      7.1   Conduct of Business.......................................19
      7.2   Preservation of Business..................................20
      7.3   Litigation................................................20
      7.4   Corporate Examinations and Investigations.................20
      7.5   Premerger Notification....................................21
      7.6   Delivery of the Purchased Assets..........................21
      7.7   Performance of the Assumed Liabilities....................21
      7.8   Release of Security Interests.............................22
      7.9   The Lease Agreement.......................................22
      7.10  No Use of Piaget Name.....................................22
      7.11  Employees.................................................22
      7.12  Conditions to the Obligation of the Parties to Close......23
      7.13  Conditions to the Obligation of Sellers to Close..........23
      7.14  Conditions to Obligation of Buyer to Close................23
      7.15  No Violation of Distributorship Agreements................24
      7.16  Section 1445 of Code......................................24
      7.17  Resale Certificate........................................24

8.    Survival and Indemnification....................................24
      8.1   Survival..................................................24
      8.2   Indemnification...........................................25
      8.3   Notice to Indemnifying Party..............................26

9.    Miscellaneous...................................................27
      9.1   Publicity.................................................27
      9.2   Notices...................................................27
      9.3   Transaction Expenses......................................28
      9.4   Further Assurances........................................28
      9.5   Entire Agreement..........................................29
      9.6   Waivers and Amendments....................................29
      9.7   Governing Law.............................................29
      9.8   Jurisdiction and Venue....................................29
      9.9   WAIVERS OF JURY TRIAL.....................................30
      9.10  No Assignment.............................................30
      9.11  Counterparts..............................................30
      9.12  Exhibits and Schedules....................................30
      9.13  Headings..................................................30
      9.14  Confidentiality...........................................30
      9.15  Severability..............................................30
      9.16  Third Parties.............................................30

                                       ii
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Schedule 2.1.1(i)    Previously-Owned Watches
Schedule 2.1.1(iii)  Active Accounts Receivable Payment Terms
Schedule 2.1.1(vi)   Assumed Contracts
Schedule 2.1.2(iv)   Retail Incentive Program
Schedule 2.3.1(b)    Purchase Price Allocation
Schedule 3.3         Accounts Receivable Confirmation Methodology
Schedule 4.1(d)      Movado GAAP Methodologies and Principles
Schedule 5.3         Required Consents
Schedule 5.4(b)      Returns
Schedule 5.5(a)      Non-Salable Quality Watches, Jewelry and Spare Parts

Exhibit A-1          Form of Escrow Agreement
Exhibit A-2          Form of Escrow Release and Trademark Agreement
Exhibit B            Statement of Accounts Receivable and Fixed Assets
Exhibit C            Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit D            Form of Releases
Exhibit E-1          Form of Opinion of Counsel to Buyer
Exhibit E-2          Form of Opinion of Counsel to Piaget Swiss
Exhibit F            Form of Opinion of Counsel to Sellers
Exhibit G            Form of Press Release

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

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         AGREEMENT dated as of December 22, 1998 by and among S.A. ANCIENNE FABRIQUE GEORGES PIAGET ET CIE., a company incorporated under the laws of Switzerland ("SAAF"), PIAGET (INTERNATIONAL) S.A., a company incorporated under the laws of Switzerland ("PISA"), VLG NORTH AMERICA INC., a company organized under the laws of the State of New York ("Buyer"), MOVADO GROUP, INC., a company incorporated under the laws of the State of New York ("Movado"), MOVADO GROUP OF CANADA, LTD., a company incorporated under the laws of Canada ("Movado Canada"), NAW CORPORATION, a company incorporated under the laws of the State of Delaware ("NAW"), and N.A. TRADING S.A., a company incorporated under the laws of Switzerland ("NA Trading"). Movado, Movado Canada, NAW and NA Trading are sometimes referred to collectively as "Sellers" and individually as a "Seller." SAAF and PISA are sometimes referred to collectively as "Piaget Swiss."

         In consideration of the mutual agreements, covenants, representations and warranties contained in this Agreement, the parties agree as follows:

         1. Definitions.

         1.1 Certain Defined Terms. As used herein, the following terms shall have the meanings ascribed below:

         "Action" means any action, suit, inquiry, proceeding, charge, arbitration or investigation by or before any court or governmental or other regulatory or administrative agency or commission.

         "Active Account" means an account of Sellers in respect of the Piaget Business in which the customer on such account has purchased Watches or Jewelry within the twelve month period preceding the date of this Agreement.

         "affiliate," with respect to any person, means and includes any person controlling, controlled by or under common control with such person;

         "Boutique Agreement" means the Agreement, dated as of February 27, 1996, as amended by a side letter of the same date, between PISA and NAW (as assignee of Movado), pursuant to which PISA has granted NAW the right to operate a retail store under the trade name PIAGET at 730 Fifth Avenue, New York, New York;

         "Canadian Distributorship Agreement" means the Distributorship Agreement, dated as of February 11, 1992, among PISA, SAAF and Movado Canada, pursuant to which PISA has appointed Movado Canada as its sole and exclusive importer and distributor of watches and jewelry bearing the PIAGET trademark in Canada;
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                                                                               2

         "Caribbean Distributorship Agreement" means the Distributorship Agreement, dated as of February 11, 1992, among PISA, SAAF and Movado, pursuant to which PISA has appointed NA Trading as its sole and exclusive importer and distributor of watches and jewelry bearing the PIAGET trademark in certain Central American and Caribbean countries;

         "Consent and Assumption Agreement" means the Consent and Assumption Agreement dated December 21, 1998 among PISA, SAAF, Movado and NAW;

         "Consignment Agreement" means the Consignment Agreement, dated as of August 30, 1996, between PISA and NAW (as assignee of Movado), pursuant to which PISA delivered to Movado certain inventory of watches and jewelry bearing the PIAGET trademark on a consignment basis;

         "Distributorship Agreements" means the US Distributorship Agreement, the Canadian Distributorship Agreement and the Caribbean Distributorship Agreement;

         "Escrow Agent" means United States Trust Company of New York or successor escrow agent under the Escrow Agreement;

         "Escrow Agreement" means the Escrow Agreement, dated the Closing Date among Buyer, SAAF, Sellers and the Escrow Agent, in the form of Exhibit A-1;

         "Escrow Release Agreement" means the Escrow Release and Trademark Agreement, dated the Closing Date, among SAAF, PISA, Movado, NAW, Movado Canada, and NA Trading in the form of Exhibit A-2;

         "Jewelry" means the jewelry manufactured by or for SAAF and marketed by PISA under the trademark PIAGET;

         "knowledge" means, with respect to any party, the knowledge, after due inquiry, of any officer, director or shareholder of such person;

         "Lease Agreement" means the Lease Agreement, dated February 18, 1996, between Movado and Lexington Building Co L.P. for the space occupied by the Piaget Boutique;

         "lien" or "encumbrance" means and includes any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, adverse claim affecting title or any other encumbrance whatsoever;

         "Movado Consignment Contracts" means the consignment contracts listed on Schedule 2.1.1(vi) and any similar contracts entered into prior to Closing with the approval of Buyer as contemplated by Section 7.1;
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         "person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other entity;

         "Piaget Boutique" means the retail store established and operated pursuant to the Boutique Agreement;

         "Piaget Business" means the business conducted by Sellers pursuant to the Distributorship Agreements, the Boutique Agreement and the Consignment Agreement;

         "Piaget Communications Materials" means the various communications materials sent to Sellers at no cost that are still in the possession of Sellers as of the Closing;

         "Piaget Consigned Goods" means the Watches, Jewelry and Spare Parts on consignment with Sellers pursuant to the Consignment Agreement;

         "Prime Rate" means a fluctuating rate equal to the prime rate of interest announced, from time to time, by The Chase Manhattan Bank as its domestic prime rate (or equivalent thereof).

         "property" means real, personal or mixed property;

         "Spare Parts" means spare parts and components for Watches and Jewelry manufactured by or for SAAF;

         "Statement of Accounts Receivable and Fixed Assets" means the statement of such assets as of November 30, 1998 prepared by Sellers and attached hereto as Exhibit B;

         "Trademark Agreement" means the Trademark Agreement, dated as of February 11, 1992, between SAAF and NAW (as assignee of Movado).

         "U.S. Distributorship Agreement" means the Distributorship Agreement, dated as of February 11, 1992, among PISA, SAAF and NAW (as assignee of Movado), pursuant to which PISA has appointed NAW as its sole and exclusive importer and distributor of Watches and Jewelry in the U.S. Territories (as defined in the US Distributorship Agreement); and

         "Watches" means the watches manufactured by or for SAAF and marketed by PISA under the trademark PIAGET.

         1.2 Other Definitions. When used in this Agreement, the following terms shall have the meanings ascribed to them in the Section noted below:
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             Defined Term                                 Section No.
             ------------                                 -----------
Accounts Receivable                                          2.1.1
Arbitrator                                                    4.1
Assumed Contracts                                            2.1.1
Assumed Liabilities                                          2.1.2
Closing                                                       2.4
Closing Date                                                  2.4
Closing Statement                                             4.1
Code                                                         2.3.1
Disputed Matters                                              4.1
Distributorship Assets                                       2.1.1
Distributorship Assets Purchase Price                        2.1.4
Draft Closing Statement                                      4.1(c)
Escrow Account                                               2.3.2
Escrow Deposit                                                4.2
Estimated Price                                              2.3.1
FIFO                                                          5.8
GAAP                                                         4.1(d)
Holdback                                                     2.3.2
HSR Act                                                       2.4
Indemnifiable Losses                                          8.2
Indemnifying Party                                            8.3
Indemnitee                                                    8.3
Inventory                                                    2.1.1
Inventory Date                                                3.2
July Statement                                                5.8
Notice of Disagreement                                       4.1(c)
Permitted Assertions                                         4.1(c)
Post-Closing Settlement                                       4.2
Preliminary Draft Closing Statement                           4.1
Promotional Materials                                        2.1.1
Purchased Assets                                             2.1.1
Purchase Price                                               2.1.4
Review Period                                                4.1(e)
Workpapers                                                   4.1(c)
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                                                                               5

         2. Closing Transactions.

         2.1 Sale and Purchase of Assets; Assumption of Liabilities.

                  2.1.1 Sale of Assets. On the terms and subject to the conditions contained herein, at the Closing, Sellers shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, all of Sellers' right, title and interest in and to all of the following assets, properties and rights existing on the Closing Date and used in or related to the Piaget Business, wherever located, free and clear of all encumbrances (the "Purchased Assets"):

                           (i) Sellers' inventory of Watches, Jewelry and Spare
Parts (including the previously-owned Watches bearing the trademark PIAGET but no more than those such previously-owned Watches listed on the inventory list attached hereto as Schedule 2.1.1(i)), other than such Watches, Jewelry and Spare Parts that, as of the Closing Date, have been sold in the ordinary course of the Piaget Business (the "Inventory"). Notwithstanding the foregoing, Inventory shall not include Piaget Consigned Goods.

                           (ii) all sales support materials, including, without
limitation, Espaces corresponding to Active Accounts and displays, purchased by Sellers from PISA pursuant to the terms of the Distributorship Agreements (not including the Piaget Communications Materials) (the "Promotional Materials");

                           (iii) the accounts receivable of Sellers arising out
of the sale of Watches, Jewelry and Spare Parts (a) included in the Statement of Accounts Receivable and Fixed Assets or (b) that arose, or will arise, after the date of the Statement of Accounts Receivable and Fixed Assets and (in the case of clause (b) only) if arising after the date hereof, (1) originate from Active Accounts and (2) provide for payment terms as set forth on Schedule 2.1.1(iii), and which (in the case of clauses (a) and (b)), are confirmed in accordance with
Section 3.3 or, if the confirmation of an account receivable in accordance with
Section 3.3 is a Disputed Matter, such account receivable if, pursuant to
Section 4.1(e), the parties agree or Arbitrator determines that it has been confirmed in accordance with Section 3.3 (the accounts receivable described in clauses (a) and (b), the "Accounts Receivable");

                           (iv) all of the installations, furniture and fixtures
at the Piaget Boutique that are not owned by PISA;

                           (v) the Lease Agreement and any prepaid rent
thereunder;

                           (vi) the contracts listed on Schedule 2.1.1(vi) that
are in effect on the Closing Date, together with any contracts or agreements entered into by any of Sellers with the approval of Buyer as contemplated by
Section 7.1, and for which consent to assignment, if necessary, has been obtained (or for which the requirement to obtain such consent has been waived by Buyer), including the Movado Consignment Contracts (collectively, the "Assumed Contracts");
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                                                                               6

                           (vii) the Boutique Agreement;

                           (viii) the Consignment Agreement;

                           (ix) the Caribbean Distributorship Agreement;

                           (x) the Canadian Distributorship Agreement; and

                           (xi) the U.S. Distributorship Agreement (including
the right to use the name "Piaget" pursuant thereto) (the U.S. Distributorship Agreement, together with the foregoing items (vii) through (x), the "Distributorship Assets").

Notwithstanding the provisions above, Inventory included in the Purchased Assets includes only (i) previously-owned Watches if listed on Schedule 2.1.1(i), (ii) such Inventory that conforms to Section 5.5(a) (excluding for purposes of this clause (ii), the previously-owned Watches referred to therein and any Watches, Jewelry or Spare Parts set forth on Schedule 5.5(a)), and (iii) such other Inventory which is listed on Schedule 5.5(a) (including as amended by agreement of Buyer and Sellers after the date hereof), to the extent Buyer and Sellers agree prior to Closing on the cost of any necessary refurbishment of such item of Inventory listed on Schedule 5.5(a), as amended, and such cost is deducted from the net book value reflected in the Draft Closing Statement and the Closing Statement of the particular item of Inventory.

                  2.1.2 Assumption of Liabilities. (a) At the Closing, Buyer shall assume the following liabilities and obligations of Sellers to the extent existing after the Closing Date (the "Assumed Liabilities"):

                           (i) all liabilities and obligations of Sellers to
Piaget Swiss under the Distributorship Agreements, the Boutique Agreement and the Consignment Agreement arising after the Closing Date;

                           (ii) all liabilities and obligations of the Sellers
under the Lease Agreement and the Assumed Contracts accrued as of the Closing Date, which shall be set forth on the Closing Statement, or arising after the Closing Date;

                           (iii) the after-sales service and warranty
obligations of Sellers as set forth on warranty cards provided by PISA to Sellers with each such item relating to Watches and Jewelry sold by Sellers pursuant to their rights under the Distributorship Agreements and the Boutique Agreement;

                           (iv) the accounts payable of Sellers with respect to
the Piaget Business, which are set forth on the Closing Statement, including, all amounts payable pursuant to any retail incentive program associated with the U.S. Distributorship Assets, the terms of which are set forth on Schedule 2.1.2(iv);

                           (v) the New York City Rent or Occupancy Tax in
respect of the space utilized by the Piaget Boutique accrued through the Closing Date, which shall be set forth on the Closing Statement;
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                                                                               7

                           (vi) the amounts payable with respect to co-op
advertising set forth on the Closing Statement as an accrual for the liability for co-op advertising; and

                           (vii) the amounts payable of Sellers with respect to
gift certificates relating to the Piaget Boutique, which shall be set forth on the Closing Statement.

                  (b) Anything in this Agreement to the contrary notwithstanding, Buyer does not assume, and shall not in any way be liable or responsible for, any liabilities or obligations of Sellers other than the Assumed Liabilities.

                  2.1.3 Bill of Sale, Assignment and Assumption Agreement. In confirmation of the foregoing assignment and assumption, at the Closing, Buyer and Sellers shall execute and deliver a Bill of Sale, Assignment and Assumption Agreement in the form of Exhibit C.

                  2.1.4 Purchase Price. Upon the terms and subject to the conditions contained in this Agreement, Buyer will pay to Sellers:

                  (a) the aggregate purchase price for the Purchased Assets, other than the Distributorship Assets, which shall be an amount in U.S. dollars equal to (i) the net book value (determined in accordance with this Agreement) of the Purchased Assets, other than the Distributorship Assets, reflected on the Closing Statement minus (ii) $2,750,000, payable as, and subject to the adjustments, set forth in Sections 4.1 and 4.2; and

                  (b) the aggregate purchase price for the Distributorship Assets (the "Distributorship Assets Purchase Price" and together with the purchase price set forth in Section 2.1.4(a), the "Purchase Price"), which shall be $11,000,000.

         2.2 Termination of Movado's Guarantor Obligations. Effective as of the Closing Date, Movado's obligations under the Consent and Assumption Agreement as guarantor of NAW shall terminate and be of no further force and effect except in respect of the Trademark Agreement.

         2.3 Payments.

                  2.3.1 Payment of Purchase Price.

                  (a) Upon the terms and subject to the conditions contained in this Agreement, on the Closing Date, Buyer shall pay to Sellers the following amounts, less the Holdback (as defined below), as an estimate of the Purchase
Price:
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                                                                               8

                           (i) an amount in cash equal to the net book value of
the Purchased Assets (determined in accordance with this Agreement), other than the Distributorship Assets, as reflected on the Draft Closing Statement, minus $2,750,000 (the "Estimated Price"); and

                           (ii) an amount in cash equal to the Distributorship
Asset Purchase Price.

                  (b) The parties hereto agree to the allocation of the Purchase Price and Assumed Liabilities made in accordance with section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), as set forth in Schedule 2.3.1(b) (or in an amended Schedule 2.3.1(b) to reflect any adjustments pursuant to Section 4.2(b)) attached hereto. The parties hereto shall report the purchase and sale of the Purchased Assets pursuant to this Agreement for all tax purposes consistent with such allocation and shall take no position to the contrary thereto in any tax return (including any amended tax return), any proceeding before any taxing authority or otherwise.

                  2.3.2 Holdback. $1,000,000 of the Purchase Price (the "Holdback") shall be paid by Buyer to the Escrow Agent for deposit in the Escrow Account (as defined in the Escrow Agreement) at the Closing for disbursement to the Buyer and or Sellers in accordance with the provisions of Section 4.2 and the provisions of the Escrow Agreement.

         2.4 Closing. Upon the terms and subject to the conditions contained in this Agreement, the closing of the purchase and sale of the Purchased Assets and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064, at 10:00 a.m., local time, on the later of (a) February 15, 1999 or (b) the tenth business day following the expiration or earlier termination of the applicable waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") (the time and date of the Closing being referred to herein as the "Closing Date").

         3. Pre-Closing Procedures.

         3.1 Settlement of Accounts. (a) Seven (7) business days prior to the Closing Date, Piaget Swiss and Sellers shall prepare a statement setting forth in reasonable detail the calculation of all outstanding debit and credit balances between Piaget Swiss, on the one hand, and Sellers, on the other hand, arising from the operation of the Distributorship Agreements, the Boutique Agreement and the Consignment Agreement, based upon the latest available financial information as of such date. Sellers and Piaget Swiss shall cooperate in, and provide any documentation necessary to, the preparation of such statement. At the Closing, Piaget Swiss shall pay to Sellers an amount equal to the net amount owed by Piaget Swiss to Sellers, or Sellers shall pay to Piaget Swiss the net amount owed by Sellers to Piaget Swiss, in each case as agreed by the parties. Such amounts shall be paid in accordance with the same currencies as previously used between the parties under the applicable agreements. If the parties are unable to agree on the amount of outstanding debit and credit balances, then any undisputed amount shall be paid to the relevant party or parties at Closing, and the resolution of the disputed amount shall be determined by the parties after the Closing, or, if there is no resolution within thirty (30) business days thereafter, referred to the Arbitrator, and finally resolved, in accordance with the procedures set forth in
Section 4.1(e). Any amounts required to be paid pursuant to a resolution of any such dispute shall be paid to the relevant party by delivery to the party entitled thereto of a certified or bank cashier's check or wire transfer of funds in the amount of the balance due promptly following such resolution (but in any event no later than the date of the Post-Closing Settlement).

                  (b) The matters relating to the settlement of accounts in this
Section 3.1 are separate and distinct from those items to be included in the Closing Statement and there shall be no duplication or overlap with respect thereto.

         3.2 Physical Inventory. As of the date ten (10) business days prior to the Closing Date (the "Inventory Date"), Sellers shall have completed a physical inventory of the Inventory as of the date thereof for all locations and no sales of Inventory shall be made (other than at the Piaget Boutique or by the consignees holding Inventory as set forth below) after the date thereof. Buyer and its representatives shall be permitted to observe the taking of the physical inventory. Furthermore, Buyers and its representatives shall be permitted to conduct a pre- Closing audit of all physical inventory, including inventory counting and quality control, in the presence of Sellers and their representatives and may also conduct a pre-Closing and/or post-Closing audit of the Workpapers (as defined in Section 4.1(c)) and other documentation as reasonably requested by Buyer's representatives to complete Buyer's due diligence review as set forth in Section 7.4. All inventory count adjustments shall be agreed to at the time of the taking of the audit of physical inventory by Buyer so that such adjustments, if any, may be reflected in the Preliminary Draft Closing Statement (as defined below) and the Draft Closing Statement (as defined below). Except as provided hereunder, all Inventory on consignment pursuant to the Movado Consignment Contracts shall be recalled prior to the physical inventory. Notwithstanding the foregoing, Inventory on consignment pursuant to consignment agreements with the Neiman Marcus Group, shall remain in the possession of the Neiman Marcus Group, shall be included on the Preliminary Draft Closing Statement and the Draft Closing Statement based upon inventory records and shall be confirmed as soon as possible after the date hereof. Any Watches, Jewelry or Spare Parts returned prior to the Closing Date without proper authorization from Sellers shall be promptly returned by Sellers to the party attempting to return such item, and such item shall not be considered to be an item of Inventory nor shall there be any adjustment to Accounts Receivable with respect to such unauthorized return except as may be appropriate as a result of applying the confirmation procedures contemplated by Section 3.3.

         3.3 Confirmation of Accounts Receivables. The parties hereto agree that a process of confirming Accounts Receivable in accordance with the methodologies provided for in Schedule 3.3 will take place as soon as practicable
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                                                                              10

after the date hereof and shall end by the latest time by which Buyer is required to respond to the Preliminary Draft Closing Statement in accordance with 4.1(c).

         4. Closing Adjustments.

         4.1 (a) Preliminary Draft Closing Statement. Three (3) business days following the Inventory Date, Sellers shall prepare in good faith and deliver to Buyer and Piaget Swiss a preliminary draft of the Closing Statement, which shall include a detailed listing, including the aggregate book value and physical location, of all of the Purchased Assets (other than the Distributorship Assets and the Lease Agreement), arriving at the net book value thereof, and a listing of the estimated Assumed Liabilities to be included on the Closing Statement (the "Preliminary Draft Closing Statement") in each case, as of such third business day (except for Purchased Assets contained within the Piaget Boutique, which shall be as of the Inventory Date or any later practicable date.) The Preliminary Draft Closing Statement shall be prepared in accordance with GAAP and shall include the net book value of the Purchased Assets (other than the Distributorship Assets and the Lease Agreement), reduced by the amount of the estimated Assumed Liabilities to be included on the Closing Statement, and, without limitation, shall include provisions for (i) the New York City Rent or Occupancy Tax in respect of the space utilized by the Piaget Boutique accrued through the Closing Date and (ii) Accounts Receivable from, accounts payable to, and Inventory on consignment pursuant to consignment agreements with, the Neiman Marcus Group.

                  (b) Methodology. The methodology used in calculating the aggregate book value of the Purchased Assets (other than the Distributorship Assets and the Lease Agreement) in the Preliminary Draft Closing Statement shall take into account: (i) Inventory as of the Inventory Date consistent with the procedures contemplated by Section 3.2 and determined in accordance with GAAP,
(ii) Accounts Receivable based on the Statement of Accounts Receivable and Fixed Assets with appropriate adjustments to add those Accounts Receivable contemplated by Section 2.1.1(iii) and to subtract those Accounts Receivable that have been paid or written off in the ordinary course of business during the period from December 1, 1998 through and including the Inventory Date (or such later date prior to the Closing Date as may be practicable), and (iii) all other such Purchased Assets (other than the Distributorship Assets and the Lease Agreement) based on the Statement of Accounts Receivable and Fixed Assets with appropriate adjustments to reflect acquisitions and dispositions of such Purchased Assets from the period from December 1, 1998 through and including the Inventory Date (or such later date prior to the Closing Date as may be practicable). The Assumed Liabilities to be included on the Preliminary Draft Closing Statement shall be a good faith estimate (after exercising reasonable diligence) of the amounts thereof to be included on the Closing Statement.

                  (c) Draft Closing Statement. The Preliminary Draft Closing Statement, as adjusted pursuant to this Section 4.1(c), shall be used for determining the amount payable by Buyer at the Closing in accordance with
Section 2.3.1(a), but shall not be deemed to be the final Closing Statement except as set forth in Section 4.1(e). Simultaneously with and/or prior to delivering the Preliminary Draft

Closing Statement to Buyer, Sellers will provide to Buyer workpapers in support of all evidence of, and calculations with respect to, the Purchased Assets and Assumed Liabilities included in the Preliminary Draft Closing Statement (the "Workpapers"). Such Workpapers should include, but not be limited to, documentation rolling forward the Statement of Accounts Receivable and Fixed Assets to the Inventory Date, Inventory summarization valuation based upon the physical inventory as of the Inventory Date, and other workpapers and supporting documentation in reasonable support of any other Purchased Assets and Assumed Liabilities included in the Preliminary Draft Closing Statements. After Buyer has received the Preliminary Draft Closing Statement and all the Workpapers, Buyer shall indicate in writing to Sellers, within five (5) business days thereafter, those items, if any, on the Preliminary Draft Closing Statement with which Buyer, in good faith, is in disagreement (a "Notice of Disagreement"). Any such disagreement may be based only upon an assertion (without duplication) that
(i) the Preliminary Draft Closing Statement was not prepared in accordance with GAAP, (ii) based on the physical inventory referred to in Section 3.2 and Buyer's audit thereof, there is a discrepancy between the actual Inventory and the Inventory reflected in the Preliminary Draft Closing Statement, (iii) there is a breach of a representation or warranty contained in Sections 5.3, 5.4, 5.5, 5.7, 5.8 or 5.9 or the first or second sentence of Section 4.1(d), (iv) the Preliminary Draft Closing Statement contains accounts receivable that have not been confirmed in accordance with Section 3.3, or (v) the Preliminary Draft Closing Statement contains a mathematical error on the statement or in the calculations used in arriving at the items contained therein (such assertions
(i)-(v), "Permitted Assertions"). Prior to Closing, Buyer and Sellers shall attempt in good faith to reconcile such disagreement(s). To the extent that any such disagreements are able to be reconciled during such period, appropriate adjustments shall be made by Sellers to the Preliminary Draft Closing Statement, and, to the extent any such disagreement is not able to be reconciled prior to Closing, the Preliminary Draft Closing Statement shall be adjusted to reflect the average of the determination of Sellers and the determination of Buyer (and specifically, with respect to any accounts receivable to which Buyer asserts have not been confirmed in accordance with Section 3.3, one-half of Sellers' good faith valuation of such accounts receivable shall be reflected thereupon), and any unresolved disagreements shall be reconciled post- Closing pursuant to the procedures described in Section 4.1(e), provided, however, that any accounts receivable that Buyer asserts are not confirmed in accordance with Section 3.3 may, at Sellers' option, exercised at any time until final determination by the Arbitrator, be retained by Sellers and not included in the Draft Closing Statement. The Preliminary Draft Closing Statement as adjusted in accordance with this Section 4.1(c), and delivered at Closing, shall be referred to as the "Draft Closing Statement."

                  (d) GAAP. As used in this Agreement, any references to GAAP shall refer to U.S. generally accepted accounting principles and methodologies (as applied by Movado and its subsidiaries on a consolidated basis), consistent with and including, without limitation, those principles and methodologies set forth on Schedule 4.1(d), which principles and methodologies Movado represents and warrants are consistent with those principles and methodologies used in the preparation of Movado's (i) consolidated audited financial statements for the fiscal year ended

January 31, 1998 and (ii) consolidated unaudited financial statements contained in its Form 10-Q for the quarterly period ended July 31, 1998 (subject to normal fiscal year-end adjustments) (such principles and applications referred to collectively herein as "GAAP"). Movado represents and warrants that Movado's consolidated financial statements for the fiscal year ended January 31, 1998 and for the fiscal quarter ended July 31, 1998 were prepared in accordance with U.S. generally accepted accounting principles consistently applied throughout the periods involved (subject, in the case of the quarterly financial statements, to normal fiscal year-end adjustments). The principles and methodologies set forth on Schedule 4.1(d) shall be determinative in the interpretation of the term "GAAP," as used herein, whether or not it is in accordance with any other interpretation of "U.S. generally accepted accounting principles." The references in this Agreement to the Preliminary Draft Closing Statement, the Draft Closing Statement and the Closing Statement being "prepared in accordance with GAAP" shall mean that such closing statements are prepared using the principles and methodologies referred to in this Section 4.1(d).

                  (e) Post-Closing Finalization of Draft Closing Statement. The Draft Closing Statement shall, if necessary, be adjusted by Sellers, in accordance with GAAP, for any increases or decreases in the Purchased Assets or the Assumed Liabilities between (i) the date as of which such Purchased Assets and Assumed Liabilities were recorded on the Draft Closing Statement and (ii) the Closing Date, and if so adjusted, shall become final and binding the tenth
(10th) business day following the Closing, unless Buyer (A) shall, prior to Closing, have given Sellers a Notice of Disagreement pursuant to Section 4.1(c), which was not completely reconciled prior to Closing, or (B) after Closing, amends such Notice of Disagreement or, if no Notice of Disagreement was previously delivered, initially delivers a Notice of Disagreement to Sellers. Any amendment to, or initial delivery of, such Notice of Disagreement contemplated by clause (B) of the previous sentence shall be delivered within ten (10) business days following the Closing (the "Review Period") and shall be limited only to Permitted Assertions. Notwithstanding the foregoing, if all Workpapers are not received by Buyer on or prior to the third (3rd) business day following the Closing Date, then in lieu of the tenth (10th) business day referred to in the first preceding sentence of this Section 4.1(e), there shall be substituted a number of business days equal to the sum of ten (10) and the number of days after such third (3rd) business day that have elapsed until the business day as of which all Workpapers are received by Buyer. Buyer shall inform Sellers of any Workpapers not yet received as of the third (3rd) business day after the Closing Date. For this purpose, a list of the required Workpapers will be provided in good faith by Buyer to Sellers at the Closing. Any disagreement on remaining Workpapers to be delivered after the Closing shall be resolved in good faith between Buyer and Sellers by the fifth (5th) business day following the Closing Date. If there is any further disagreement as to whether all Workpapers have been delivered by such fifth (5th) business day, the matter may be submitted to the Arbitrator by either Buyer or Sellers. Buyer's review of the Draft Closing Statement may also include reviewing additional Workpapers, as described above, and the financial books and records of the Piaget Business and interviewing management personnel, such review to take place in the Review Period. Sellers shall fully cooperate with Buyer in making such personnel available and providing access to such records during the Review Period. If a Notice of Disagreement was received under Section 4.1 (c) or was amended or delivered in accordance with the foregoing, then the Draft Closing Statement and the values reflected therein, as adjusted if necessary, shall become final and binding upon the parties upon the earlier of (x) the date the parties hereto resolve all differences, if any, they may have with respect to any matter specified in the Notice of Disagreement and agree in writing that the Draft Closing Statement, as adjusted if necessary, is correct and (y) the date all Disputed Matters (as defined herein), if any, are finally resolved by the Arbitrator. During a period of ten (10) business days following the Review Period, Buyer and Sellers shall attempt to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement, as amended (if applicable). If Buyer and Sellers reach written agreement with respect to all such matters set forth in the Notice of Disagreement, but such agreement differs in any way from the Draft Closing Statement, then Sellers shall prepare and deliver a revised Closing Statement reflecting all changes necessitated by such written agreement.

         If at the end of such ten (10) business day period, Buyer and Sellers have failed to reach written agreement with respect to all of such matters, then all such matters specified in the Notice of Disagreement as to which such written agreement has not been reached (the "Disputed Matters") shall be submitted to and reviewed by an arbitrator (the "Arbitrator"), which shall be a U.S. accounting firm with an international reputation having no other relationship with any party hereto during the past five (5) years. The determination of the Arbitrator shall be final and binding on the parties hereto. The identity of the Arbitrator shall be determined mutually by Movado's independent public accountants and Buyer's independent public accountants; and if such accountants cannot agree as to the identity of the Arbitrator, then each accounting firm shall select one nominee and the parties shall choose the Arbitrator by lot. The Arbitrator, which shall review the Disputed Matters in its New York City location, shall consider only the Disputed Matters. Either Movado (on behalf of Sellers) or Buyer may, at its option, submit to the Arbitrator, with a copy to the other party, a written statement of its position as to the Disputed Matters, such statement to be delivered no later than ten
(10) business days after the appointment of the Arbitrator. In addition, either party may make an oral presentation to the Arbitrator as to the Disputed Matters; provided that the other party shall have a right to be present at such oral presentation. The Arbitrator shall be instructed to act promptly to resolve all Disputed Matters and to issue a written decision not more than thirty (30) days after the later of (x) its appointment or (y) its receipt of written statements or oral presentations, if applicable, and such written decision with respect to all Disputed Matters shall be final and binding upon Buyer and Sellers.

         Upon receipt of the Arbitrator's written decision, Sellers shall issue a revised Closing Statement reflecting all changes necessitated by the Arbitrator's written decision. If any Disputed Matter concerns an account receivable that Buyer has asserted has not been confirmed in accordance with
Section 3.3, and the Arbitrator determines in favor of Buyer with respect to such account receivable, such account receivable shall be retained by Sellers, not included in the Closing Statement and not purchased by Buyer hereunder. The fees and expenses of the Arbitrator with respect to the settlement of all Disputed Matters shall be borne equally by Buyer and

Sellers. As used herein, the term "Closing Statement" shall refer to the Draft Closing Statement in the form in which it becomes final in accordance with the foregoing procedures.

                  (f) Retained Accounts Receivable. Any account receivable retained by Sellers in accordance with Section 4.1(c) or 4.1(e) may be settled in whole or in part by Sellers by taking a return from the retailer of all or any portion of the Watches, Jewelry and/or Spare Parts for which the account receivable was created; provided, that, such Watches, Jewelry and/or Spare Parts to be returned are the same Watches, Jewelry and/or Spare Parts listed on the original invoice from Sellers to retailer. Beginning May 1, 1999, during the first thirty (30) days of each of Movado's fiscal quarters, representatives of Buyer and of Sellers shall negotiate with respect to the price and other terms of sale to Buyer of any such Watches, Jewelry and/or Spare Parts returned to Sellers in accordance with the previous sentence during the previous fiscal quarter of Movado. Any such items not purchased by Buyer after such negotiations, or any Watches, Jewelry or Spare Parts included on Schedule 5.5(a), as amended after the date hereof, which are not purchased by Buyer pursuant to the terms of part (iii) of the last paragraph of Section 2.1.1 may be sold by Sellers in any of their outlet stores.

         4.2 Post-Closing Settlement. (a) If any post-closing adjustment is required to be made pursuant hereto, the settlement thereof (the "Post-Closing Settlement") shall take place on the fifth (5th) business day following the date upon which the Closing Statement becomes final and binding upon the parties or at such other time as Buyer and Sellers may mutually agree in writing. The parties hereto shall deliver a copy of such Closing Statement to the Escrow Agent on the next business day after the Closing Statement becomes final.

                  (b) If the Purchase Price for the Purchased Assets (other than the Distributorship Assets and the Lease Agreement), reflected on the Closing Statement is less than the Estimated Price and (i) the amount of such difference is less than the Holdback, then the Escrow Agent shall pay, on the date of the Post-Closing Settlement, the amount of such difference to Buyer from the Escrow Deposit (as defined in the Escrow Agreement) and shall pay, on the date of the Post-Closing Settlement, the balance of the Escrow Deposit to Movado (on behalf of Sellers), or (ii) the amount of such difference is equal to or greater than the Holdback, then the amount of such difference shall be paid to Buyer on the date of the Post-Closing Settlement first by the Escrow Agent from the Escrow Deposit, and then by Movado by a certified or bank cashiers's check, or a wire transfer of funds in an amount of any balance, together with interest at the Prime Rate on such balance. If the Purchase Price for the Purchased Assets (other than the Distributorship Assets and the Lease Agreement), reflected on the Closing Statement is greater than the Estimated Price then, on the date of the Post-Closing Settlement, the full amount of the Escrow Deposit shall be paid to Movado (on behalf of Sellers) by the Escrow Agent from the Escrow Account and Buyer shall pay to Sellers the amount of any additional balance, together with interest at the Prime Rate on such balance, by a certified or bank cashier's check, or a wire transfer of funds. Any payments made pursuant to this Section
4.2 (other than interest payments) shall be treated as an adjustment to the

Purchase Price of the relevant Purchased Assets, and the purchase price allocation described in Section 2.3(b) shall be appropriately amended.

         5. Representations and Warranties of the Sellers. Sellers jointly and severally represent and warrant to PISA, SAAF and Buyer as follows:

         5.1 Due Incorporation and Qualification. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now conducted.

         5.2 Authority to Execute and Perform Agreements. Each Seller has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and the other instruments and agreements contemplated hereby and to perform such Seller's obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the other instruments and agreements contemplated hereby have or, if they are to be delivered on the Closing Date, will have been duly executed and delivered by the Sellers and constitute, or will constitute, the valid and binding obligations of each Seller enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability. Except as required by HSR Act, no approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body, and no approval or consent of any other person is required in connection with the execution and delivery by Sellers of this Agreement, the other instruments and agreements contemplated hereby or the consummation and performance by Sellers of the transactions contemplated hereby or thereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated under this Agreement, and the performance by Sellers of this Agreement in accordance with its terms and conditions, will not (a) conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under (or give rise to any right of termination, cancellation, or acceleration under), (i) the Certificate or Articles of Incorporation or By-Laws of Movado, NAW or comparable organizational documents of NA Trading or Movado Canada, (ii) any instrument, contract or other agreement by or to which any Seller is a party or by or to which it or its assets or properties are bound or subject, (iii) any statute or any regulation, order, judgment, decree, license or permit of any court or governmental or regulatory body or (b) result in the creation of any encumbrance upon any of the Purchased Assets under any of the terms, conditions, or provisions of any instrument, contract or other agreement to which any Seller is a party or by which any Seller (or the respective assets or properties thereof) are bound or subject.

         5.3 Lease Agreement and Assumed Contracts. Movado has delivered to Buyer a true and complete copy of the Lease Agreement and true and complete copies of the Assumed Contracts. The Lease Agreement and each of the

Assumed Contracts is in full force and effect, and the relevant Seller is not in, nor has the relevant Seller given or received notice of, any default or claimed, purported or alleged default, or facts that, with notice or lapse of time, or both, would constitute a default (or give rise to a termination, cancellation or acceleration right) on the part of any party in the performance of any obligation to be performed under the Lease Agreement or any of the Assumed Contracts. Except as set forth on Schedule 5.3, no approval or consent of any person is needed in order that the Assumed Contracts and the Lease Agreement continue to be in full force and effect following the consummation of the transactions contemplated by this Agreement. Except as set forth in Schedule
5.3 hereto, there are no service or maintenance contracts to which Movado is a party affecting the premises occupied pursuant to the Lease Agreement. Except as described in Schedule 5.3 hereto, there are no sub leases, licenses, or similar arrangements entered into by Movado affecting all or any portion of the premises covered by the Lease Agreement. Except for such consents set forth on Schedule
5.3 which shall have been obtained on or prior to the Closing Date, no consent of the lessor under the Lease Agreement to the assignment contemplated by this Agreement is required to vest in the Buyer all of the rights of Movado under the Lease Agreement upon such assignment.

         5.4 Accounts Receivable. (a) The Accounts Receivable reflected in the Statement of Accounts Receivable and Fixed Assets represent valid obligations to Sellers in respect of sales made in the ordinary course of business and the Accounts Receivable reflected in the Draft Closing Statement and the Closing Statement will represent valid obligations to Sellers in respect of sales made in the ordinary course of business. Except as reserved on the Closing Statement, all Accounts Receivable do not and will not contain accrued interest on past due balances. No account debtor with respect to an Accounts Receivable has, or will have as of the Closing Date, any right of reduction by way of set-off or otherwise against any amount of Accounts Receivable deriving from amounts owed to it pursuant to the marketing or sale of merchandise unrelated to the Piaget Business.

                  (b) Schedule 5.4(b) sets forth a complete list of all legally binding obligations of Sellers to accept returns of merchandise as of the date hereof, including the general terms of such obligations. Schedule 5.4(b) shall be revised as of the Closing Date and, as so revised, will supersede the schedule attached hereto but only to the extent that such revisions are properly reflected in the Draft Closing Statement in accordance with the third paragraph of Section VI of Schedule 4.1(d).

         5.5 Rights; Properties; Assets. (a) Except for previously-owned Watches listed on Schedule 2.1.1(i) or as set forth in Schedule 5.5(a) (as such Schedule 5.5(a) may be revised by agreement of Buyer and Sellers prior to Closing), Sellers' inventory of Watches, Jewelry and Spare Parts are in salable condition, or may be made so with replacement of batteries, minor polishing, or exterior cleaning.

                  (b) Sellers own outright and have good and marketable title to all of the Purchased Assets, in each case free and clear of any lien or other encumbrance.

                  (c) The Sellers have, and at the Closing will have, complete and unrestricted power and the unqualified right to sell to Buyer and to assign, transfer and deliver to Buyer, and upon consummation of the transactions contemplated by this Agreement, Buyer will acquire, good, valid and marketable title to, the Purchased Assets, free and clear of all encumbrances; and Sellers are presently in peaceable possession of such Purchased Assets in quiet enjoyment thereof. There are no imperfections of title, charges or encumbrances of any kind relating to such Purchased Assets.

         5.6 Statement of Accounts Receivable and Fixed Assets. The Statement of Accounts Receivable and Fixed Assets represents Sellers' good faith estimate, as of its date, of the Accounts Receivable and fixed assets to be included in the Closing Statement as of the Closing Date.

         5.7 Legal Proceedings. None of Sellers is a party to any, and there are no pending or, to Sellers' knowledge, threatened, Actions against or otherwise affecting any of the Purchased Assets or challenging the validity or propriety of the transactions contemplated by this Agreement or the other instruments or agreements contemplated hereby which, if adversely determined, would, individually or in the aggregate, prevent or materially delay the performance by any of the Sellers of any of its obligations pursuant to this Agreement or the other instruments or agreements contemplated hereby. As of the date hereof, there is no injunction, order, judgment, decree or regulatory restriction imposed upon Sellers or the Purchased Assets which would, individually or in the aggregate, prevent or materially delay the performance by any Seller of any of its obligations pursuant to this Agreement or the other instruments or agreements contemplated hereby.

         5.8 Inventory. In the case of specific items of finished goods Inventory that are to be reflected in the Draft Closing Statement and the Closing Statement and that were also included in the July 31, 1998 inventory valuation previously delivered by Sellers to Buyer (the "July Statement"), the per unit cost of all such items to be reflected in the Draft Closing Statement and the Closing Statement will not exceed the per unit cost thereof reflected in the July Statement. The same inventory valuation method (including the methodology of determining first in/first out ("FIFO") cost) utilized by Movado is, and since January 31, 1998 has been, consistently applied among all brands of finished goods inventory (it being understood that Buyer (or any representative of Buyer or the Arbitrator) shall have no rights whatsoever to inspect the books and records of Movado with respect to any such other brand). It shall be a condition to closing hereunder that Buyer shall have received prior to the Closing Date a letter from Movado's independent accountants (subject to reasonable scope and procedures) confirming the accuracy of the representation and warranty contained in the preceding sentence.

         5.9 Undisclosed Liabilities. None of Sellers know of any basis for assertions against any of them relating to the Purchased Assets, or against the Purchased Assets directly, which will not be fully reflected or reserved for in the Closing Statement.

         5.10 Absence of Certain Changes or Events. Since the date of the Statement of Accounts Receivable and Fixed Assets, there has not been: (a) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the Purchased Assets, (b) any sale, transfer or other disposition of the Purchased Assets or any cancellation or waiver of any claims in respect thereof by Sellers other than in the ordinary course of business or
(c) any encumbrance upon any of the Purchased Assets, or any agreement by Sellers, whether in writing or otherwise, to take any such action.

         5.11 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of any of the Sellers in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's, or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with any Seller or any action taken by either of them.

         5.12 Representations and Warranties on Closing Date. The representations and warranties contained in this Section 5 shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

         6. Representations and Warranties of Buyer, PISA and SAAF. Buyer, PISA and SAAF jointly and severally represent to Sellers as follows:

         6.1 Due Incorporation. Each of Buyer, PISA and SAAF is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and lawful authority to own its assets and properties and to carry on its business as now conducted.

         6.2 Corporate Power. Each of Buyer, PISA and SAAF has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement, and the other instruments and agreements contemplated hereby, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the other instruments and agreements contemplated hereby have or, if they are to be delivered on the Closing Date, will have been duly executed and delivered and constitute, or will constitute, the valid and binding obligations of Buyer, PISA and SAAF enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability. Except as required by HSR Act, no approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body, and no approval or consent of any other person is required in connection with the execution and delivery by Buyer or Piaget Swiss and the consummation and performance by Buyer or Piaget Swiss of this Agreement and the other instruments and agreements contemplated hereby of the transactions contemplated hereby or thereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated under this Agreement, and the performance by Buyer and Piaget Swiss of this Agreement in accordance with its terms and conditions, will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the Certificate or Articles of Incorporation or By-Laws (or comparable organizational documents) of Buyer or Piaget Swiss, (ii) any instrument, contract or other agreement by or to which any of Buyer, PISA or SAAF is a party or by or to which it or its assets or properties are bound or subject, (iii) any statute or any regulation, order, judgment, decree, license or permit of any court or governmental or regulatory body.

         6.3 No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of Buyer, PISA or SAAF in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's, or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Buyer, PISA or SAAF or any action taken by any of them.

         6.4 Representations and Warranties on Closing Date. The representations and warranties contained in this Section 6 shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

         7. Covenants and Agreements. The parties covenant and agree as follows:

         7.1 Conduct of Business.

                  7.1.1 From the date hereof through the Inventory Date, Sellers shall conduct the Piaget Business in the ordinary course and, from the date hereof through the Closing Date, Sellers, without the prior written consent of Buyer, shall not (i) terminate, amend or waive any right under the Lease Agreement or any of the Assumed Contracts, (ii) waive any right of material value to the Piaget Business or (iii) sell, abandon or make any other disposition of the assets or properties included within the Purchased Assets, or grant or suffer any lien or other encumbrance on any of the Purchased Assets, or enter into or amend any contract or other agreement to which the Purchased Assets are bound or subject, other than (A) sales of Inventory in the ordinary course of business and in accordance with the first sentence in Section 3.2, except that Sellers shall not enter into new consignment agreements without Buyer's prior written consent, or (B) as otherwise contemplated herein.

                  7.1.2 Notwithstanding anything to the contrary in Section 7.1.1, from the date hereof through the Closing Date, with respect to the Piaget Business, without the prior written consent of Buyer, Sellers shall not: (i) provide for payment terms on Accounts Receivable other than as set forth on
Schedule 2.1.1(iii), or except as set forth on Schedule 5.4(b), agree to any arrangement permitting the return of goods; (ii) continue business in respect of the Piaget Business with the Piaget Business accounts identified by Sellers in the Statement of Accounts Receivable and Fixed Assets as having a bad debt reserve posted in connection therewith, except on a cash basis; (iii) open any new Piaget Business accounts or reactivate any Piaget Business accounts that are not Active Accounts; (iv) during the period after the date hereof through January 8, 1999, hire, terminate or relocate any employees of the Piaget Business, or increase in any manner the rate of compensation of any such employees or increase the rates or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such employees, except for any such increase which is substantially consistent with any increase applicable to all Sellers similarly situated employees generally; (v) make any reservations or any other commitments for advertising with respect to the Piaget Business scheduled for publication after the Closing;
(vi) confirm any orders that cannot be supplied before the Closing Date; (vii) except as set forth on Schedule 5.4(b), accept any return of inventory from an account that is not an Active Account; or (viii) accept any return of inventory from any Active Account unless (1) such return is identified in the Closing Statement as a deduction against Accounts Receivable as set forth in Schedule 4.1(d), (2) such Inventory to be returned is the same Inventory listed on the invoice, and (3) payment with respect to such inventory to be returned is owed on the date of return.

         7.2 Preservation of Business. From the date hereof through the Closing Date, subject to Section 7.1, Sellers shall use commercially reasonable efforts to preserve their respective business organization relating to the Piaget Business intact, keep available the services of each of their present officers, employees, consultants and agents who are responsible for the conduct of the Piaget Business, maintain the present suppliers and customers of the Piaget Business and preserve the goodwill of the Piaget Business (including by continuing to make customer repairs).

         7.3 Litigation. Sellers shall promptly notify Buyer and Piaget Swiss of any lawsuits, claims, proceedings or investigations which are threatened or commenced after the date hereof against any Sellers or against any officer, director, employee, consultant or agent of the Piaget Business with respect to the affairs of Sellers relating to the Piaget Business.

         7.4 Corporate Examinations and Investigations. Prior to the Closing Date, Buyer and Piaget Swiss each shall be entitled, through its employees and representatives (including auditors and attorneys), to make such investigation of the property and such examination of the books, records and financial condition of the Piaget Business as Buyer and Piaget Swiss wish, including the interviewing of management personnel of the Piaget Business. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and Sellers shall cooperate fully therein. In order that Buyer and Piaget Swiss may have full opportunity to make such business, accounting and legal review, examination or investigation as it may wish of the business and affairs of the Piaget Business, each Seller shall furnish the representatives of Buyer and Piaget Swiss during such period with all such information concerning the affairs of the Piaget Business as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination and to make full disclosure to Buyer of all material facts affecting the Purchased Assets. If this Agreement terminates, Buyer and Piaget Swiss and their respective affiliates shall keep confidential and shall not use in any manner any information obtained from

Sellers concerning their assets, properties, operations and business, unless readily ascertainable from public or published information, or trade sources, or already known or subsequently developed by Buyer independently of any investigation of Sellers, or received from a third party not under an obligation to Sellers to keep such information confidential.

         7.5 Premerger Notification. Promptly and in any event within ten (10) business days following the execution and delivery of this Agreement, Movado and Buyer, or their respective ultimate parent entities, shall file notification and report forms with respect to the transactions contemplated by this Agreement under the HSR Act. In connection with such filings, the parties hereto shall, in cooperation with each other, and as promptly as reasonably practicable from time to time hereafter, make all such further filings and submissions, and take such further action, as may be required in connection therewith. Each party shall furnish the others all information in its possession necessary for compliance by the others with the provisions of this Section 7.5.

         7.6 Delivery of the Purchased Assets. Upon completion of the audit of the physical inventory by Buyer as provided in Section 3.2, Sellers shall package and crate, in a manner suitable for shipment, the Inventory and, except as otherwise agreed in advance by Sellers and Buyer, the Furniture and Fixtures, the Promotional Materials and the Piaget Communications Materials, and arrange for the delivery thereof to a Brinks bonded warehouse until the Closing and, immediately after the Closing, upon the delivery of a release by Sellers to Brinks, to a United States location or locations designated by Buyer. Arrangements for security and insurance shall be reasonably acceptable to Buyer. Notwithstanding the foregoing: Sellers shall not be required to ship any Inventory located in Canada or Switzerland (as to which Inventory Buyer shall take possession at its place of location at 80 Tiverton Court, Markham, Ontario, Canada L-3ROG4 or Bettlachstrasse 8, Grenchen, Switzerland CH-2540, respectively, simultaneously with or shortly following the Closing) or any Piaget Consigned Goods, Promotional Materials, Piaget Communications Materials or any Inventory, Furniture and Fixtures located at the Piaget Boutique. All out-of-pocket expenses and costs incurred by Sellers in connection with the delivery of the Inventory, the Piaget Consigned Goods, the Promotional Materials, the Piaget Communications Materials and Furniture and Fixtures from their locations in the United States on the Inventory Date to Brinks and from Brinks to Buyer's designated location in Dallas, Texas shall be paid one-half by Sellers and one-half by Buyer. Promptly following receipt thereof Sellers will forward to Buyer any payments that Sellers receive after the Closing Date in respect of the Accounts Receivable. The Sellers shall each, as applicable, on the Closing Date instruct all obligors in respect of all the Accounts Receivable to send all payments in connection with such Accounts Receivable directly to Buyer after the Closing Date at the address provided to Sellers on or prior to the Closing Date.

         7.7 Performance of the Assumed Liabilities. Buyer agrees that it will faithfully, timely and fully perform the Assumed Liabilities. Prior to Closing, Buyer shall notify Sellers of the address to which Sellers should forward any requests for service or warranty claims assumed pursuant to Section 2.1.2(iii) pending as of the Closing or received by Sellers following the Closing (together with the related Watches, Jewelry or Spare Parts, as applicable), and any other communications received by Sellers relating to the Assumed Liabilities.

         7.8 Release of Security Interests. Sellers shall take all reasonable actions necessary to fully release, at the Closing or as promptly as possible thereafter, the security interests in Inventory which is and will remain on consignment with customers of Sellers under the Movado Consignment Contracts, including the delivery to Buyer at the Closing of UCC assignments in form and substance sufficient to assign to Buyer the UCC-1 financing statements filed by Sellers in connection with such consignment contracts.

         7.9 The Lease Agreement. Prior to the Closing, Buyer and Sellers shall cooperate to satisfy all conditions to the assignment of the Lease Agreement, as set forth therein, and to obtain from the lessor a full release of Movado from its obligations under the Lease Agreement.

         7.10 No Use of Piaget Name. From and after the Closing Date, none of Sellers shall use or authorize, either expressly, orally or tacitly, the use of the name "Piaget," or any variant or derivative thereof in any activity for any commercial purposes; provided, however, that the foregoing shall not prevent (a) Sellers from displaying, selling or otherwise distributing in any of its outlet stores any Watches, Jewelry or Spare Parts acquired through the settlement of any account receivable retained by Seller pursuant to, and in the manner contemplated by, Section 4.1(c) or (f) or any Watches, Jewelry or Spare Parts included on Schedule 5.5(a), as amended after the date hereof, which is not purchased by Buyer pursuant to the terms of part (iii) of the last paragraph of
Section 2.1.1 and thus is retained by Sellers, or (b) use by Sellers of the name "Piaget" (i) in connection with any publicity, release or announcement contemplated by Section 9.1, (ii) as part of disclosures regarding the Piaget Business required by law or the rules of any stock exchange, or (iii) in connection with descriptions of Movado's corporate history, including, without limitation, in customary presentations regarding Movado's current and prior businesses to analysts, underwriters and in other similar circumstances.

         7.11 Employees. (a) At such times as are mutually convenient to both Buyer and Sellers, Sellers shall permit Buyer, or representatives of the Buyer to, (i) meet with the employees employed at the Boutique (including the watchmaker) and the employees named on the list of employees previously given to Buyer regarding the possibility that such employees of the Sellers will be transferred to the employment of Buyer, and (ii) distribute to such employees such forms and other documents relating to employment of Buyer after the Closing as Buyer shall reasonably request. Sellers shall take such action or so permit such action to be taken by a date sufficiently in advance of the Closing so as to provide the Buyer with a reasonable amount of time to interview any such employee whose employment may be transferred to Buyer as of the Closing Date.

                  (b) Sellers will promptly reimburse Buyer and otherwise hold Buyer harmless from and against all direct and indirect costs, expenses and liabilities of any sort whatsoever arising from or relating to any claims by or on behalf of present or former employees of Sellers in respect of severance pay and similar obligations relating to the termination on or prior to the Closing Date of such employee's employment.

                  (c) The parties hereto agree that, with respect to claims from any employees whose employment is transferred to Buyer for workers' compensation and all claims from such employees under Sellers' employee benefit programs by such employees working for Sellers arising out of events occurring on or prior to the Closing Date, whether insured or otherwise (including, but not limited to, workers' compensation, life insurance, medical and disability programs), Sellers will, at their own expense, honor or cause their insurance carriers to honor such claims in accordance with the terms and conditions of such programs or applicable workers' compensation statutes without interruption notwithstanding the employment by Buyer or any such employees after the Closing Date.

         7.12 Conditions to the Obligation of the Parties to Close. The respective obligations to effect the transactions contemplated hereby shall be subject to (a) the condition that none of the parties hereto shall be subject to any order, decree or injunction of a court of competent jurisdiction which prohibits any of the transactions contemplated by this Agreement or the transactions contemplated hereby, (b) the expiration or termination of all applicable waiting periods relating to the HSR Act, (c) the consummation of the transactions contemplated hereby not being prohibited by any law or regulation and (d) the delivery by the appropriate parties at Closing of Releases in the form of Exhibits D-1 and D-2.

         7.13 Conditions to the Obligation of Sellers to Close. The obligation of Sellers to effect the actions contemplated hereby shall be further subject to the following conditions, which may be waived by Sellers:

                  (a) at or prior to the Closing, Piaget Swiss and Buyer shall have performed and complied with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing and Sellers shall have received a certificate to that effect signed by Piaget Swiss and Buyer; and

                  (b) Sellers shall have received opinion of Skadden, Arps, Slate, Meagher and Flom LLP, counsel to Buyer, and from Albert Kaufmann, counsel to Piaget Swiss, each dated the Closing Date, with respect to the matters set forth in Exhibits E-1 and E-2 hereto, which opinion shall be in form and substance reasonably satisfactory to counsel to Sellers.

         7.14 Conditions to Obligation of Buyer to Close. The obligation of Buyer to effect the transactions contemplated hereby shall be subject to the following conditions, which may be waived by Piaget Swiss or Buyer:

                  (a) at or prior to the Closing, Sellers shall have performed and complied with the agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing, and the representations and warranties of Sellers set forth in Sections 5.1, 5.2, 5.3, 5.5(b) and (c), 5.7, 5.9, 5.10 and 5.11 shall be true and correct in all material respects (except those representations that are qualified as to materiality, which shall be true and correct) as of the Closing as though made at and as of the Closing (except as otherwise contemplated by this Agreement), and the Buyer shall have received certificates to the foregoing effect from Sellers with respect to each of the foregoing;

                  (b) Buyer shall have received opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Sellers, dated the Closing Date, with respect to the matters set forth in Exhibit F hereto, which opinion shall be in form and substance reasonably satisfactory to counsel to Buyer;

                  (c) Sellers shall have obtained any required consents and approvals necessary for the due and valid assignment by Sellers, as applicable, to Buyer of the Lease Agreement and the Assumed Contracts, and no such consent shall contain any condition that materially adversely affects or will materially adversely affect Buyer's ability to enjoy the full benefits of such Assumed Contracts or Lease Agreement, and Buyer shall have received from Sellers copies of each such consent.

                  (d) At or prior to Closing, the Escrow Release Agreement and the attachments thereto, including the Instruction Release Letter in the form attached hereto, shall have been executed and delivered by the parties thereto, Sellers and the other parties thereto shall have instructed the Escrow Agent (as such term is defined in the Escrow Release Agreement) to appear at the Closing with the Trademark Assignments (as such term is defined in the Escrow Release Agreement), and the Trademark Assignments (as such term is defined in the Escrow Release Agreement) shall have been released from escrow; and

                  (e) The representations and warranties of the Sellers set forth in the Escrow Release Agreement shall be true and correct as of the Closing.

         7.15 No Violation of Distributorship Agreements. The parties hereto agree that none of the agreements comprising the Distributorship Assets shall be deemed to have been breached by any party hereto solely by virtue of actions (or the absence of actions) required by or otherwise contemplated by this Agreement.

         7.16 Section 1445 of Code. Sellers agree to prepare and to deliver to Buyer such affidavits or certifications as are necessary to exempt the transactions contemplated by this Agreement from the provisions of Section 1445 of the Code. It is understood that to the extent such affidavits or certifications are not provided to Buyer prior to the Closing, Buyer will be entitled to deduct and withhold the amount required by Section 1445 of the Code.

         7.17 Resale Certificate. At Closing, Buyers shall deliver to Sellers any necessary resale certificate and related documentation.

         8. Survival and Indemnification.

         8.1 Survival. The representations and warranties provided for in this Agreement shall survive the execution of this Agreement for a period of eighteen
(18) months from the Closing Date for the benefit of the parties hereto and their successors and assigns; provided however, that (a) the representations and warranties contained in Section 5.5 (a) shall not survive beyond the Closing,
(b) the representations and warranties set forth in the first and second sentences of Section 4.1(d) shall survive the Closing only with respect to matters set forth in the Notice of Disagreement in accordance with the procedures of Section 4.1 and until such matters are resolved in accordance with such procedures, including, if applicable, submission of Disputed Matters to the Arbitrator, and (c) the representations and warranties contained in Section 5.5(b) and (c) shall survive without any limitations on time. At the end of the applicable survival period set forth above, Sellers or Buyer, as the case may be, shall, without further action as to such representations and warranties, be deemed to have fully released each other from any and all responsibilities arising thereunder unless during such period the one party shall have notified the other party in writing of the nature and particulars of any claimed breach by the other party and that party's intent to seek an award for damages or other available remedies for such breach.

         8.2 Indemnification. (a) Sellers, jointly and severally, shall indemnify, defend and hold harmless Buyer, PISA and SAAF, and their respective affiliates and assigns, and the respective directors, officers and employees of each of the foregoing persons and entities, from and against any and all claims, demands or suits (by any person, entity or group, including, without limitation, any governmental agency), losses, liabilities, damages, obligations, payments, costs and expense, paid or incurred (including, without limitation, the reasonable costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees in connection therewith) (individually and collectively "Indemnifiable Losses") relating to, resulting from or arising out of:

                           (i) liabilities or obligations (whether absolute,
accrued, contingent or otherwise) which were not expressly assumed by Buyer pursuant to Section 2.1.2;

                           (ii) except as otherwise provided in the second
sentence of Section 8.1, any breach of any representation or warranty of Sellers contained in or made pursuant to this Agreement or the instruments or agreements contemplated hereby or any facts or circumstances constituting such a breach;

                           (iii) any breach of any covenant or agreement of
Sellers contained in this Agreement;

                           (iv) any failure by any party hereto to comply with
the "bulk sales" laws or other similar laws of any jurisdiction, domestic or foreign, applicable to the transactions contemplated by this Agreement; and

                           (v) any breach by any of Sellers of any
representation or warranty or covenant or agreement of Sellers made in the Escrow Release Agreement.

                  (b) Buyer, PISA and SAAF, jointly and severally, shall indemnify, defend and hold harmless Sellers and their respective affiliates and assigns, and the respective directors, officers and employees of each of the foregoing persons and entities, from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

                           (i) any breach of any of the representations or
warranties contained in or made pursuant to this Agreement or the instruments or agreements contemplated hereby or any facts or circumstances constituting such a breach;

                           (ii) any breach of any covenant or agreement of
Buyer, PISA or SAAF contained in this Agreement;

                           (iii) any breach by SAAF of any representation or
warranty or covenant or agreement of SAAF made in the Escrow Release Agreement; and

                           (iv) the liabilities and obligations that Buyer
expressly assumed pursuant to Section 2.1.2.

                  (c) Any amounts of Indemnifiable Losses required to be paid pursuant to this Section 8 shall be treated by the parties hereto as an adjustment to the Purchase Price for all tax purposes and the parties hereto shall take no position contrary thereto in any tax return (including any amended tax return), any proceeding before any taxing authority or otherwise. No person will be entitled to indemnification under this Section 8 for matters resolved in accordance with Section 4.

         8.3 Notice to Indemnifying Party. If any party (the "Indemnitee") receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) is obligated to provide indemnification (the "Indemnifying Party") pursuant to Section 8.1 or 8.2, the Indemnitee shall promptly give the Indemnifying Party notice thereof. Such notice shall be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement. The Indemnifying Party may compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted liability of the Indemnitee. In any event, the Indemnitee, the Indemnifying Party and the Indemnifying Party's counsel shall cooperate in the compromise of, or defense against, any such asserted liability. Both the Indemnitee and the Indemnifying Party may participate in the defense of such asserted liability and neither may settle or compromise any claim over the objection of the other. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying

Party any books, records or other documents within its control that are necessary or appropriate for such defense.

         9. Miscellaneous.

         9.1 Publicity. The parties shall issue a press release concerning this Agreement in the form of Exhibit G. No other publicity, release or announcement concerning this Agreement or the transactions contemplated hereby may be made by any party without advance approval of the form and substance thereof by Sellers, Buyer and Piaget Swiss, except as may be required by law or the rules of any stock exchange on which the shares of such party may be listed or which contains only the substance of the press release.

         9.2 Notices. Any notice or other communication required or permitted to be given hereunder shall be delivered by hand or sent by facsimile transmission (immediately followed by a confirmation copy in writing), or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service, and shall be deemed given when so delivered by hand or sent by facsimile transmission, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                     (i)      if to Buyer, to:
                              VLG NORTH AMERICA INC.
                              663 Fifth Avenue
                              New York, New York 10022-5329
                              Attention:  Gary Saage
                              Facsimile:  203-925-6528

                              with a copy to PISA and SAAF and a copy to:

                              Skadden, Arps, Slate, Meagher & Flom LLP
                              919 Third Avenue
                              New York, NY  10022
                              Attention:  Gregory Fernicola, Esq.
                              Facsimile:  212-735-2000

                     (ii)     if to PISA or SAAF, to:

                              Piaget (International) S.A.
                              61 Route de Chene
                              1208 Geneva
                              Switzerland
                              Attention:  Cedric Bossert
                              Facsimile:  41-22-732-17-65
                              with a copy to:

                              Skadden, Arps, Slate, Meagher & Flom LLP
                              919 Third Avenue
                              New York, NY  10022
                              Attention:  Gregory Fernicola, Esq.
                              Facsimile:  212-735-2000

                     (iii)    if to Movado, NAW, NA Trading or
                              Movado Canada, to:

                              Movado Group, Inc.
                              125 Chubb Avenue
                              Lyndhurst, NJ  07071
                              Attention:  Timothy Michno, Esq.
                              Facsimile:  201-460-4857

                              with a copy to:

                              Paul, Weiss, Rifkind, Wharton & Garrison
                              1285 Avenue of the Americas
                              New York, NY  10019-6064
                              Attention:  Judith R. Thoyer, Esq.
                              Facsimile:  212-757-3990

         9.3 Transaction Expenses. Except as specifically provided in this Agreement, Buyer and Piaget Swiss, on the one hand, and Sellers, on the other hand, agree that each of them shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby. Sellers shall be responsible for the timely payment of, and shall, indemnify and hold harmless Buyer, PISA, SAAF and their respective affiliates and assigns against, all transfer (including real property transfer taxes), recording, ad valorem, documentary, gross receipts, and similar taxes and liabilities (including interest penalties and additions to tax) arising out of or in connection with or attributable to the consummation of the transactions contemplated hereby. Buyer shall be responsible for the timely payment of, and shall indemnify and hold harmless Sellers and their respective affiliates and assigns against all sales and uses taxes with respect to Purchased Assets not covered by the resale certificate required by Section 7.17 (including interest, penalties and additions to tax) arising out of or in connection with or attributable to the consummation of the transactions contemplated hereby. The indemnification procedures set forth in Section 8 shall be applicable hereto.

         9.4 Further Assurances. Each of the parties shall execute such documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Seller agrees to cooperate with Buyer and provide information to Buyer with respect to customer accounts and other commercial issues in connection with the Piaget Business as may be reasonably requested by Buyer, PISA or SAAF from time to time after the Closing and use reasonable efforts to otherwise assist Buyer in the collection of Accounts Receivable.

         9.5 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

         9.6 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

         9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and performed entirely within such state.

         9.8 Jurisdiction and Venue.

                  (a) Any action or proceeding arising out of or relating in any way to this Agreement, shall be brought and enforced in the courts of the United States for the Southern District of New York, or, if such courts do not have, or do not accept, subject matter jurisdiction over the action or proceeding, in the courts of the State of New York. Each of the parties hereby irrevocably consents to the personal jurisdiction of each such court in respect of any such action or proceeding. Each of the parties hereby irrevocably appoints (and undertakes periodically to reappoint in accordance with New York Civil Practice Rule 318) C T Corporation System, which currently maintains an office situated at 1633 Broadway, New York, New York, 10019, as its agent to receive service of process or other legal summons for purposes of any such action or proceeding. In addition, each of the parties hereby irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to it at its address as provided for notices hereunder. The foregoing shall not limit the right of any of the parties to serve process in any other manner permitted by law or to obtain execution or enforcement of any judgment in any other jurisdiction.

                  (b) Each of the parties hereby irrevocably waives (i) any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising under of relating to this Agreement in any court located in the

Borough of Manhattan, City and State of New York, (ii) any claim that a court located in the Borough of Manhattan, City and State of New York is not a convenient forum for any such action or proceeding relating to this Agreement, and (iii) any claim relating to this Agreement that it is not subject to the personal jurisdiction of the courts of the United States for the Southern District of New York or of the courts of the State of New York located in the Borough of Manhattan, City and State of New York.

         9.9 WAIVERS OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

         9.10 No Assignment. This Agreement is not assignable except that Buyer may assign its rights and obligations under this Agreement, in whole or in part, to any of its affiliates, provided that no such assignment shall release Piaget Swiss or Buyer from their obligations hereunder.

         9.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         9.12 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are hereby made a part of this Agreement as if set forth in full herein.

         9.13 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Agreement.

         9.14 Confidentiality. Neither Sellers nor Buyer will disclose internally or externally the terms and conditions set forth in this Agreement, except as set forth in Sections 7.10 and 9.1, except to its employees and agents with a need to know, and except as otherwise specifically contemplated by this Agreement.

         9.15 Severability. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to duration, activity, subject or otherwise as to be unen forceable, such provision shall be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.

         9.16 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                         S.A. ANCIENNE FABRIQUE GEORGES
                                         PIAGET & CIE

                                         By: /s/ Gregory A. Fernicola
                                         ----------------------------
                                         Name:  Gregory A. Fernicola
                                         Title: Attorney-in-Fact


                                         PIAGET (INTERNATIONAL) S.A.

                                         By: /s/ Gregory A. Fernicola
                                         ----------------------------
                                         Name:  Gregory A. Fernicola
                                         Title: Attorney-in-Fact


                                         VLG NORTH AMERICA INC.

                                         By: /s/ Gregory A. Fernicola
                                         ----------------------------
                                         Name:  Gregory A. Fernicola
                                         Title: Attorney-in-Fact


                                         MOVADO GROUP, INC.

                                         By: /s/ Michael Bush
                                         --------------------
                                         Name:  Michael Bush
                                         Title: Executive Vice President/
                                                Chief Operating Officer


                                         MOVADO GROUP OF CANADA, LTD.

                                         By: /s/ Efraim Grinberg
                                         -----------------------
                                         Name:  Efraim Grinberg
                                         Title: Director

                                         NAW CORPORATION

                                         By: /s/ Timothy F. Michno
                                         -------------------------
                                         Name:  Timothy F. Michno
                                         Title: Secretary/Attorney-in-Fact


                                         N.A. TRADING S.A.

                                         By: /s/ Michael Bush
                                         --------------------
                                         Name:  Michael Bush
                                         Title: Director